Exhibit 10.44

[Form of Commerce Group Restricted Stock Unit Agreement]

February 16, 2007

«Employee»
«Street_Address»
«City», «State» «Zip»

Re:    Restricted Stock Unit Agreement Between The Commerce Group, Inc. and «Employee»

Dear «Employee»:

I am pleased to inform you that the Compensation Committee of the Board of Directors of The Commerce Group, Inc. (the “Company”) has awarded to you, effective on February 16, 2007 (the “Award Date”), «number written» («number») Restricted Stock Units (each a “Unit” and collectively, the “Units” or “RSUs”), subject to your execution and delivery to the Company of this Agreement. Each Unit represents

(i)        the right to receive, after the Vesting Date (as defined below), one share (each a “Share”) of Company Common Stock, and

(ii)        the right to receive any Dividend Equivalent Payment (as defined below) that may be payable hereunder.

This RSU Award (the “Award”) is subject to the terms of the Company’s 2002 Amended and Restated Incentive Plan, as amended (the “Plan”), and the terms and conditions set forth below in this Agreement. A copy of the Plan is attached hereto and is incorporated herein in its entirety by reference. It is intended that this Award be treated as nonvested equity share units. Any capitalized term used in this Agreement and not otherwise defined shall have the meaning assigned to that term in the Plan. You are sometimes referred to in this Agreement as the “Participant.”

By delivering to the Company a countersigned version of this Agreement, the Participant hereby accepts the Award subject to all of the provisions of the Plan and the terms and conditions set forth below in this Agreement:

1.        Vesting Date. The RSUs shall fully vest upon the earliest to occur of the following events:

(i)        March 15, 2012, if the Participant has been employed by the Company continuously from the Award Date through and including March 15, 2012, or

(ii)       a Change in Control (as defined in the Plan or, to the extent more restrictive, as defined in Section 409A(a)(2)(v) of the Code) of the Company, or

(iii)      the Company’s termination of the Participant’s employment with the Company without “Cause” (as defined below) or the Participant’s voluntary resignation as an employee of the Company for “Good Reason” (as defined below), in each case at a time when there is a “Pending Business Combination” (as defined below).

«Employee»
February 16, 2007

For purposes of the immediately preceding sentence and Section 4(c) of this Agreement, the term employment shall include engagement in any capacity as a service provider subject to the requirements of Section 409A of the Code.

The date on which the RSUs vest under this Section 1 is referred to in this Agreement as the “Vesting Date.” If the Vesting Date will not occur because the Participant’s employment with the Company has ceased, all of the RSUs will be forfeited to the Company automatically and without notice or payment to the Participant effective as of the first date on which the Participant ceases to be an employee of the Company, and the Participant will have no further rights under this Agreement.

2.        Restrictions on Transfer. During the period (the “Restricted Period”) beginning on the Award Date and ending at 11:59 P.M. on the day before the Vesting Date and including, if applicable, the deferral period under Section 4(b) or 4(c) of this Agreement, the RSUs may not be sold, assigned, transferred, pledged, hypothecated, margined or otherwise encumbered, except as may be permitted by the Committee in its sole discretion consistent with the Plan and with the parties’ intent that this arrangement satisfy the requirements of Section 409A of the Code with respect to the deferral of compensation subject to Section 409A. Any attempt to transfer, assign, pledge, hypothecate, margin or otherwise dispose or encumber the RSUs during the Restricted Period shall be null and void and without effect.

3.        No Rights as Shareholder. Unless and until the Shares are issued in satisfaction of the Company’s obligations under this Award in the time and manner provided in Section 4 of this Agreement, nothing in this Agreement shall entitle the Participant to any voting, dividend, or other rights of an actual owner of shares of Common Stock.

4.        Settlement of RSUs.

(a)        Subject to the provisions of Sections 1 and 6 of this Agreement and the other subsections of this Section 4, the Company shall deliver to the Participant (or, if applicable, the Participant's Designated Beneficiary or legal representative) one or more certificates representing in the aggregate that number of Shares that is equal to the number of RSUs covered by this Award, which delivery shall be made as soon as administratively practicable after the Vesting Date, but in no event later than the March 15 first occurring after the end of the calendar year in which the Vesting Date has occurred.

(b)        Notwithstanding Section 4(a) of this Agreement, if the Vesting Date occurs by reason of clause (iii) of Section 1 of this Agreement, the distribution of the Shares in respect of the RSUs shall be deferred for six months from the Vesting Date if the Participant is, or in the Committee’s sole opinion may be, a "specified employee" (as that term is defined in Section 409A(a)(2)(B)(i) of the Code) and such deferral is necessary to avoid the imposition of taxes to the Participant under Section 409A of the Code.

«Employee»
February 16, 2007

(c)        Notwithstanding Section 4(a) of this Agreement, if the Participant is, or in the Committee’s sole opinion may be, a "covered employee" within the meaning of Section 162(m) of the Code for the calendar year in which delivery of the Shares would otherwise be made to the Participant and if the delivery of the Shares would otherwise result in any compensation expense attributable to the Shares being non-deductible by the Company by virtue of Section 162(m), the distribution of the Shares in respect of the RSUs shall be deferred, and the Company shall instead deliver the Shares as soon as administratively practicable after the later of (i) six months after the date of the termination of the Participant’s employment with the Company (and all members of the controlled group of entities of which the Company is a member) and (ii) the first day of the Company’s tax year next following the tax year in which the Participant ceases to be a covered employee within the meaning of Section 162(m). The Participant’s right to receive the Shares upon the conclusion of the deferral period provided in the immediately preceding sentence shall not be affected by any event occurring after the Vesting Date, including the Company’s termination of the Employee for Cause or the Participant’s voluntary resignation other than for Good Reason.

(d)        The Participant shall receive a Dividend Equivalent Payment (as defined in Section 5) with respect to each Share the delivery of which is deferred pursuant to Sections 4(b) or 4(c) of this Agreement, determined and paid in the manner provided in Section 5(d) of this Agreement, and subject to the tax withholding provisions of Section 6(d) of this Agreement, to the extent in the Committee’s sole opinion the Company has an obligation to withhold taxes in connection with such payment.

(e)        Absent willful misconduct by the Company, it shall be exempted from any responsibility or liability for any failure to deliver or any delay in delivering the Shares pursuant to this Agreement and for any other act or omission related to this Agreement, except that if, because of any delay in the Company’s issuance and delivery of the Shares, the Participant (or the person or persons to whom rights under this Agreement shall have passed by bequest or inheritance, as the case may be) fails to receive one or more dividend payments, the Company shall hold the party harmless by making, at the time the Company delivers the Shares, a Dividend Equivalent Payment, calculated in the manner provided in Section 5 of this Agreement and subject to the tax withholding provisions of Section 6(d) of this Agreement, to the extent in the Committee’s sole opinion the Company has an obligation to withhold taxes in connection with such payment.

5.        Dividend Equivalent Payment.

(a)        The Participant shall have the right to receive from the Company, at the times provided in this Section 5, an amount in cash (the “Dividend Equivalent Payment”) for each RSU equal to the cash dividend payments made in respect of one share of Common Stock for which a dividend record date occurs during the Restricted Period.

(b)        The Company shall make a Dividend Equivalent Payment on or as soon as administratively practicable after (i) March 15, 2008 in an amount equal to the dividends paid by the Company per share of Common Stock for which a dividend record date occurs after the Award Date and through and including March 15, 2008, and (ii) each subsequent March 15 through March 15, 2012, in an amount equal to the dividends paid by the Company per share of Common Stock for which a dividend record date occurs during the twelve-month period ending on such March 15.

«Employee»
February 16, 2007

(c)        If the Vesting Date occurs before March 15, 2012 and the delivery of the Shares is not deferred under Section 4(b) or (c) of this Agreement, the Company shall make a Dividend Equivalent Payment on or as soon as administratively practicable after the Vesting Date in an amount equal to the dividends paid by the Company per share of Common Stock for which a dividend record date occurs after the Award Date or, if later, the March 15 Dividend Equivalent Payment date immediately preceding the Vesting Date and through and including the Vesting Date.

(d)        If the delivery of the Shares is deferred pursuant to Section 4(b) or 4(c) of this Agreement, (i) the Company shall make a Dividend Equivalent Payment on each March 15 occurring during the deferral period, in an amount equal to the dividend(s) paid by the Company per share of Common Stock for which a dividend record date occurs during the twelve-month period ending on such March 15, and (ii) if the deferral period expires other than on a March 15, the Company shall make a Dividend Equivalent Payment on or as soon as administratively practicable after the expiration of the deferral period in an amount equal to the dividend(s) paid by the Company per share of Common Stock for which a dividend record date occurs during the portion of the deferral period commencing on the March 15 Dividend Equivalent Payment date immediately preceding the expiration of the deferral period and through and including the date on which the deferral period expires.

(e)        Forfeiture of RSUs pursuant to this Agreement shall not create any obligation to repay any Dividend Equivalent Payment received as to such RSUs.

6.        Tax Withholding.

(a)        The Participant shall be responsible for all taxes and related amounts due under federal, state and/or local law relating to this Agreement and the Participant’s receipt of the Shares or any Dividend Equivalent Payment.

(b)        The Participant acknowledges that, under applicable federal law in effect as of the Award Date, the Participant will generally recognize compensation income for income tax purposes (i) upon the Participant’s receipt of the Shares following the Vesting Date in an amount equal to the fair market value of the Shares at the time of receipt and (ii) upon the receipt of a Dividend Equivalent Payment in the amount of such payment. The parties hereto recognize that the Company may be obligated to withhold federal, state and local income taxes and social security and medicare taxes to the extent that the Participant realizes compensation income in connection with the Participant’s receipt of the Shares or any Dividend Equivalent Payment.

(c)        The Participant agrees that whenever the Company is so obligated to withhold any such taxes on account of the Participant’s receipt of one or more Shares, the Company shall withhold from the Shares otherwise deliverable to the Participant that number of Shares having a fair market value, on the Tax Measurement Date (as defined below), equal to the aggregate of the Company’s required tax withholding obligation arising in connection with the Participant’s receipt of the Shares (provided that any fraction of a Share required to satisfy such tax withholding obligation will be disregarded and the amount due will be deducted from any payment otherwise due and owing to the Participant as provided below in this Section 6); and the Company shall thereafter promptly deliver to the Participant (or the person or persons to whom rights under this Agreement shall have passed by bequest or inheritance, as the case may be) one or more stock certificates for the remainder of the Shares. The Participant acknowledges and agrees that the fair market value of the Shares to be withheld will be determined using the officially reported closing price for a share of Common Stock as reported by the New York Stock Exchange (or, if different, the principal exchange on which the Common Stock then is traded) on the Tax Measurement Date. As used in this Agreement, the phrase “Tax Measurement Date” means that date that is the later of (i) the Vesting Date and, if applicable, (ii) the last day of the deferral period under Section 4(b) or 4(c) of this Agreement, provided, however, that if the Common Stock did not trade on such date, then the Tax Measurement Date shall mean the next preceding date for which there is an officially reported closing price for a share of Common Stock.

«Employee»
February 16, 2007

(d)        The Participant further agrees that (i) the Company or a subsidiary or an affiliate of the Company may withhold from any payment otherwise due and owing to the Participant any amount needed to satisfy any other withholding obligation, including an amount in lieu of withholding a fraction of a Share to satisfy the Participant’s tax withholding obligation upon the receipt of Shares after the Vesting Date and any withholding obligation in connection with the Participant’s receipt of a Dividend Equivalent Payment, and (ii) upon demand by the Company, the Participant (or the person or persons to whom rights under this Agreement shall have passed by bequest or inheritance, as the case may be) shall immediately pay to the Company any additional amount as may be necessary to satisfy such withholding tax obligation. Such payment shall be made in cash or, with the Company’s consent, shares of Common Stock.

7.        Certain Definitions

(a)        As used in this Agreement, the term “Cause” means that after the Award Date and on or before the Vesting Date the Participant

(i)        has been convicted by a court of competent jurisdiction of any criminal offense, whether a felony or misdemeanor, involving dishonesty, breach of trust or misappropriation, before or after the Award Date, or has entered a plea of nolo contendere to any such offense;

(ii)       has been the subject of any action taken by a regulatory body or a self regulatory organization that, in the Committee’s good faith judgment, substantially impairs the Participant from performing his or her duties to the Company or its subsidiaries, as applicable;

(iii)      has been found, in the Committee’s good faith judgment, to have committed any act of personal dishonesty, before or after the Award Date, in connection with the Participant’s responsibilities to the Company or any of its subsidiaries that is intended to result in the Participant’s personal enrichment;

«Employee»
February 16, 2007

(iv)       has been found, in the Committee’s good faith judgment, to have willfully committed, before or after the Award Date, a material violation of the policies or rules of the Company or its subsidiaries, as applicable, including the Company’s Code of Ethics;

(v)        has been found, in the Committee’s good faith judgment, to have committed, before or after the Award Date, a willful violation of any law, rule or regulation applicable to the Company or any of its affiliates (A) which, in the Committee’s good faith judgment, is a felony or misdemeanor, or (B) which, in the Committee’s good faith judgment, will likely have or has had a material adverse effect on the business, interests or reputation of the Company and its subsidiaries, taken as a whole;

(vi)       has been found, in the Committee’s good faith judgment, to have committed, before or after the Award Date, a willful and unauthorized disclosure of material confidential information that the Participant received as a consequence of the Participant’s employment by or other service with the Company or any of its subsidiaries, as applicable, which disclosure, in the Committee’s good faith judgment, will likely have or has had a material adverse effect on the business, interests or reputation of the Company and its subsidiaries, taken as a whole; or

(vii)      has been found, in the Committee’s good faith judgment, to have committed, before or after the Award Date, gross negligence or gross misconduct in the performance of duties reasonably assigned to the Participant in accordance with the custom and practices of the Company or its subsidiaries, as applicable, that, in the Committee’s good faith judgment, will likely be or has been materially injurious to the Company or any Affiliated Company or any of their customers; or

(viii)     has been found, in the Committee’s good faith judgment, to have willfully refused to perform any lawful order or instruction reasonably given to the Participant after the Award Date in accordance with the custom and practices of the Company or its subsidiaries, as applicable, other than a refusal resulting from the Participant’s incapacity because of physical or mental illness, which refusal continues for more than twenty (20) days after the Company gives written notice to the Participant pursuant to a vote of the Committee, such notice and vote setting forth in reasonable detail the nature of such refusal.

In the case of clauses (ii) through (vii) of this Section 7(a), the Company shall provide the Participant with written notice making reference to this Agreement, stating that the Company intends to terminate the Participant for Cause within the meaning of this Section 7(a), and setting forth in reasonable detail the facts and circumstances allegedly constituting Cause. The Company shall give such notice to the Participant not less than thirty (30) days prior to the Committee’s definitive determination of Cause and not more than three (3) months after the Company first has actual knowledge of facts and circumstances allegedly constituting Cause. The Company shall afford the Participant an opportunity to provide a written rebuttal to the Committee before the Committee makes a definitive determination of Cause. For purposes of this Section 7(a), no act or failure to act on the part of the Participant shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s act or omission was in the best interests of the Company. Any act, or failure to act, based upon express authority given pursuant to a resolution duly adopted by the Board with respect to such act or omission or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company.

«Employee»
February 16, 2007

(b)        As used in this Agreement, the term “Good Reason” means the occurrence of any of the following after the Award Date and on or before the Vesting Date:

(i)        a substantial and adverse alteration in the nature, status, or prestige of the Participant’s responsibilities, title, authority, powers, functions, duties or reporting requirements, taken as a whole, as compared to the Participant’s responsibilities, title, authority, powers, functions, duties or reporting requirements, taken as a whole, immediately prior to the commencement of the Pending Business Combination;

(ii)       a reduction in the Participant’s annual base compensation as compared to the annual compensation in effect immediately prior to the commencement of the Pending Business Combination, other than a reduction of not more than ten percent (10%) that is also applied to substantially all similarly situated employees;

(iii)      a reduction in the percentage of the Participant’s base salary on which the Participant’s bonus is based as compared to the average percentage used during the three years immediately preceding the commencement of the Pending Business Combination, other than a reduction of not more than ten percent (10%) that is also applied to substantially all similarly situated employees;

(iv)       a substantial reduction of the facilities and perquisites (including office space) available to the Participant as compared to the facilities and perquisites (including office space) immediately prior to the commencement of the Pending Business Combination;

(v)        any failure of the Company to provide the Participant with benefits at least as favorable as those enjoyed by the Participant under any of the retirement, life insurance, medical, health, and accident, disability or other employee plans of the Company or any of its subsidiaries in which the Participant participated immediately prior to the effective date of the commencement of the Pending Business Combination, taken as a whole, or the taking of any action that would materially reduce any of such benefits in effect as of the commencement of the Pending Business Combination, unless the reduction is part of a reduction applicable to all employees;

(vi)       the Company’s relocation, without the Participant’s prior written consent, of the Participant’s principal place of employment to any place outside a twenty-five (25) mile radius of the Participant’s principal place of employment immediately prior to the commencement of the Pending Business Combination; or

«Employee»
February 16, 2007

(vii)      a breach by the Company of any material obligation to the Participant;

provided, however, that the Participant shall have given the Company written notice before the Participant’s voluntary resignation, which notice must have made reference to this Agreement, set forth in reasonable detail the facts and circumstances allegedly constituting Good Reason, and stated that the Participant intends to voluntarily resign for Good Reason within the meaning of this Section 7(b), and that, within twenty (20) days after receipt of such notice, the Company and its subsidiaries, as applicable, shall not have rescinded or otherwise cured, and held the Participant harmless against, each of the events cited in the Participant’s notice as a basis for Good Reason.

(c)        As used in this Agreement, the phrase “Pending Business Combination” means

(i)        the Company is a party to a binding definitive agreement providing for a Business Combination (as defined in the Plan) that, as the result of or in connection with such transaction or any combination of related transactions, will result in a Change in Control (as defined in the Plan or, to the extent more restrictive, as defined in Section 409A(a)(2)(v) of the Code) of the Company, or

(ii)       a tender offer (for which a filing has been made with the SEC which purports to comply with the requirements of Section 14(d) of the Exchange Act and the corresponding SEC rules) has been commenced and not withdrawn for the stock of the Company and the person (including any entity or group of persons and/or entities acting in concert) making the tender offer could own, by the terms of the tender offer plus any shares owned by such person, stock constituting a majority of the total voting power of the Company’s outstanding voting securities immediately following the consummation of such tender offer.

8.        No Right to Continued Employment; No Restriction on the Company’s Right to Amend Any Benefit Plan. The Participant acknowledges and agrees that the Participant shall have no right to continued employment by the Company or any of its subsidiaries by virtue of this Agreement or the Plan, and the rights granted hereunder or thereunder, and nothing contained herein shall be construed to limit the Company's right at any time to terminate the Participant’s employment or service with or without Cause, subject only to those obligations the Company may have for unpaid salary and/or expenses, in accordance with provisions of law. The Participant acknowledges and agrees that nothing in this Agreement or in the Plan, nor any of the rights granted hereunder or thereunder to the Participant, shall be construed to restrict in any manner the right of the Company to modify, amend or terminate any of its employee benefit plans, except as the Plan may otherwise expressly provide.

9.        Effect on Other Benefit Plans. The grant of the RSUs under this Agreement, and any delivery of Shares hereunder (but not Dividend Equivalent Payments), shall constitute special incentive payments to the Participant and shall not be taken into account in computing the amount of salary or compensation of the Participant for the purpose of determining any pension, retirement, death or other benefits under (i) any pension, retirement, profit-sharing, bonus, life insurance, 401(k) or other employee benefit plan of the Company, or any of its affiliates or (ii) any agreement between the Company or any of its affiliates on the one hand, and the Participant on the other hand, except as such plan or agreement shall otherwise expressly provide. Without limiting the foregoing, the Participant, on his/her own behalf and on behalf of his/her executors, heirs, representatives and assigns, waives his/her rights and claims to any benefit, payment or other thing of value under any such plan or agreement to the extent computed on the basis of the RSUs or the Shares or any Dividend Equivalent Payment or any other income generated by the RSUs or Shares, except as otherwise provided in the immediately preceding sentence.

«Employee»
February 16, 2007

10.       Changes in Capitalization. If during the Restricted Period the holders of Common Stock receive new or additional or different shares or securities ("New Securities") on account of the occurrence of one of the following events, (i) the Company issues any of its shares of capital stock as a stock dividend upon or with respect to the Shares, or (ii) the shares of Common Stock (or New Securities) are subdivided or combined into a greater or smaller number of shares, or (iii) upon a merger, consolidation, reorganization, split-up, liquidation, combination, recapitalization or the like of the Company, then the Participant shall be entitled to receive after the Vesting Date such number of Shares, other securities of the Company, securities of such other entity, cash or other property as the Participant would have received if the Participant had been the holder of the Shares at all times between the Grant Date and the date on which the Shares would otherwise have been delivered.

11.       Prospectus Delivery. In connection with the delivery of this Agreement to the Participant, the Company will provide to the Participant a prospectus meeting the requirements of Section 10(a) of the Securities Act of 1933 (the “Prospectus”).

12.       Governing Law. This Agreement and all rights under this Agreement shall be construed in accordance with and governed by the internal laws of the Commonwealth of Massachusetts, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

13.       Entire Agreement. This Agreement embodies the entire agreement of the parties hereto with respect to the RSUs awarded hereby and the Shares that may be delivered hereunder, and all other matters contained herein. This Agreement supersedes and replaces any and all prior oral or written agreements with respect to the subject matter hereof. This Agreement may be amended, and any provision hereof waived, but only in writing signed by the party against whom such amendment or waiver is sought to be enforced. A waiver on one occasion shall not be deemed to be a waiver of the same or any other term or condition on a future occasion. If there is any inconsistency between the provisions of this Agreement and of the Plan, the provisions of the Plan shall govern.

IN WITNESS WHEREOF, the Company has caused this Restricted Stock Unit Agreement to be executed under seal by is duly authorized officer as of the date first set forth above.

«Employee»
February 16, 2007

THE COMMERCE GROUP, INC.

By:
Name:
Its:

By signing this Restricted Stock Unit Agreement below, the Participant hereby acknowledges and agrees that the Participant has read, understands and accepts and agrees to all of (i) the terms and conditions set forth herein, (ii) the terms and conditions set forth in the Company’s 2002 Amended and Restated Incentive Plan, a copy of which Plan is attached to this Agreement, and (iii) acknowledges receipt of the Prospectus accompanying this Agreement.

Participant Signature

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